Exhibit 99.2
Savings and Investment Plan for Employees
of R. J. Reynolds Tobacco in Puerto Rico
Financial Statements and Supplemental Schedule
December 31, 2008 and 2007
(Report of Independent Registered Public Accounting Firm)

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Table of Contents

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2008 and 2007	3

Notes to Financial Statements	4-11

Supplemental Schedule — Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2008	12
Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm
RAI Employee Benefits Committee of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico:
We have audited the accompanying statements of net assets available for benefits of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the financial statements, the Plan adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ KPMG LLP
Greensboro, North Carolina
June 22, 2009

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
Assets:
Investments, at fair value (notes 3, 4, 6 and 7):
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$1,398,952	$1,351,942
Vanguard LifeStrategy Growth Fund	487,776	701,829
Vanguard LifeStrategy Moderate Growth Fund	389,553	486,940
Vanguard Total International Stock Index Fund	314,570	533,771
Vanguard Total Stock Market Index Fund	1,360,066	2,186,532
Vanguard Retirement Savings Trust	2,806,793	2,527,009
Wrapper contracts	1,454	20
RAI Common Stock Fund	113,436	156,091

Total investments	6,872,600	7,944,134

Participant loans	255,995	232,766

Interest receivable (note 5)	—	341

Net assets available for benefits before adjustment for fully benefit-responsive investments	7,128,595	8,177,241

Adjustment from fair value to contract value for fully benefit-responsive investments	36,713	(19,121)

Net assets available for benefits	$7,165,308	$8,158,120

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2008 and 2007

	2008	2007
Investment income (loss) (notes 3, 4, 5 and 7):
Net appreciation (depreciation) in fair value of investments	$(1,901,978)	$206,618
Interest and dividend income	247,445	256,957

Total investment income (loss)	(1,654,533)	463,575

Interest income from participant loans	16,611	19,353

Contributions:
Employer contributions	560,220	591,539
Participant contributions	550,555	495,226

Total contributions	1,110,775	1,086,765

	(527,147)	1,569,693

Deductions — benefits paid to participants	465,665	1,134,627

Net increase (decrease) in net assets available for benefits	(992,812)	435,066

Net assets available for benefits at beginning of year	8,158,120	7,723,054

Net assets available for benefits at end of year	$7,165,308	$8,158,120

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Notes to Financial Statements
(1)	Plan Description
The following brief description of the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
(a) General
The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and certain non-regular employees who have accumulated 1,000 or more hours of service as defined in the Plan document, of R. J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and The Vanguard Group, referred to as Vanguard, serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.
(b) Contributions
Each year, participants may make basic contributions of up to 6% of compensation, as defined in the Plan document, on a pre-tax or after-tax basis. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contributions. Pre-tax supplemental contributions may only be made by participants making the maximum basic contribution on a pre-tax basis, and total pre-tax contributions are limited to $8,000 in 2008 and the lesser of $8,000 or 10% of compensation in 2007. For participants hired prior to January 1, 2004, the Company contributes an amount equal to 50% of the basic contributions that a participant contributes to the Plan. For participants hired on or after January 1, 2004, the Company will contribute an amount equal to 100% of the basic contributions that a participant contributes to the Plan. In addition, the Company makes Retirement Enhancement Contributions to the accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s age and years of service as of January 1, 2006. Effective April 1, 2007, the Retirement Enhancement Contributions were eliminated for manufacturing employees, and a one-time lump-sum payment was contributed by the Company to the Plan account of each affected manufacturing employee in an amount equal to the greater of $2,000 or two times the product of the employee’s base job value for 2007 multiplied by the employee’s enhancement percentage.  Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.
(c) Participant Accounts
Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(d) Vesting
Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.
(e) Investment Options
Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone.
(f) Loans to Participants
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed ten years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest is paid ratably through payroll deductions.
(g) Payment of Benefits
Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or for certain participants, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy, if certain requirements set forth in the Plan document are met.
(h) Expenses
Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan; however, for the Plan years ended December 31, 2008 and 2007, these administrative expenses were paid by the Company. Administrative expenses paid by the Company for the years ended December 31, 2008 and 2007, were $64,775 and $38,621, respectively.

(i) Forfeitures
Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2008 and 2007, employer contributions were reduced by forfeited nonvested accounts of $16,060 and $20,922, respectively. At both December 31, 2008 and 2007, forfeited nonvested accounts totaled $334.
(2)	Summary of Significant Accounting Policies
(a) Basis of Accounting
The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.
(b) Investment Valuation and Income Recognition
Investments are reported at fair value. See note 7 for discussion of fair value measurement.
As described in Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting on Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, referred to as the FSP, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the plan’s gains and losses on investments purchased and sold as well as held during the year.
(c) Valuation of Loans to Participants
Loans to participants are valued at amortized cost plus accrued interest, which approximates fair value.
(d) Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

(e) Risks and Uncertainties
The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements and schedule.
(f) Payment of Benefits
Benefits are recorded when paid.
(g) Impact of New Accounting Pronouncements and Interpretations
In September 2006, the Financial Accounting Standards Board, referred to as FASB, issued Statement of Accounting Standard No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirement for additional fair value measures. SFAS 157 was issued to increase consistency and comparability in reporting fair values. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The plan adopted the provisions of SFAS 157 effective January 1, 2008. Other than expanded disclosure, the adoption of SFAS 157 had no impact on the plan’s financial statements.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainties in tax positions and requires that the Plan recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Plan adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 had no impact on the plan’s financial statements.

(3)	Investments
The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2008 and 2007. Except for Vanguard Retirement Savings Trust, which is shown at contract value, all the funds are shown at fair value.

	December 31,	December 31,
	2008	2007
Vanguard LifeStrategy Conservative Growth Fund, 105,184 and 78,876 shares, respectively	$1,398,952	$1,351,942
Vanguard LifeStrategy Growth Fund, 30,486 and 27,995 shares, respectively	487,776	701,829
Vanguard LifeStrategy Moderate Growth Fund, 25,832 and 22,958 shares, respectively	389,553	486,940
Vanguard Total Stock Market Index Fund, 62,388 and 61,836 shares, respectively	1,360,066	2,186,532
Vanguard Retirement Savings Trust, 2,844,960 and 2,507,908 shares, respectively	2,844,960	2,507,908
The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated (depreciated) in value as follows:

	Year ended	Year ended
	December 31,	December 31,
	2008	2007
Mutual funds	$(1,838,870)	$205,231
RAI Common Stock Fund	(63,108)	1,387

Net appreciation (depreciation) in fair value of investments	$(1,901,978)	$206,618

(4)	Related Party Transactions
Certain Plan investments are shares of mutual funds and units of participation in the Retirement Savings Trust, a collective trust fund, both of which are managed by Vanguard. Vanguard is the recordkeeper as defined by the Plan; therefore, these transactions qualify as party-in-interest transactions.
The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the changes in value of RAI common stock included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2008 and 2007 were $8,469 and $7,282, respectively. The RAI common stock shares held in the fund as of December 31, 2008 and 2007 were 2,814 valued at $40.31 per share and 2,366 valued at $65.96 per share, respectively.

(5)	Nonexempt Party-In-Interest Transactions

In prior years, the Company did not timely remit 2007 and 2006 participant contributions of $91,655 and $57,518 to the trustee as required under Department of Labor regulation 2510.3-102. The amount of income that would have been earned had the contributions been remitted on a timely basis was $341 as of December 31, 2007, and was recorded as interest receivable. The Company filed an application under the Department of Labor’s Voluntary Fiduciary Correction Program. The Company deposited total lost earnings as of the actual pay date into the affected participants’ accounts by the end of July 2008.

(6)	Collective Trust with Asset Management Company

The Plan is party to a benefit-responsive collective trust with Vanguard. Vanguard maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The collective trust issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The collective trust is included in the financial statements at fair value and adjusted to contract value as reported to the Plan by Vanguard. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 3.67% for the year ended December 31, 2008. The contract rates ranged from 2.30% to 5.50% at December 31, 2008. The crediting interest rate is based on a formula agreed upon with the issuer but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents (including complete or partial Plan terminations or merger with another plan), (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the Plan sponsor or other Plan sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemptions under ERISA. The Plan Administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, has occurred or is probable of occurring.

(7)	Fair Value Measurement

SFAS 157 provides a definition of fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The levels of the fair value hierarchy established by SFAS 157 are:

Level 1:	inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3:	inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value:
Mutual funds are valued based on the quoted market prices of shares held by the Plan at year-end. The Plan’s investment in the RAI Common Stock Fund is stated at fair value based on the quoted market prices of underlying RAI common stock held by the fund. Investments in collective trusts are stated at fair value on the Statement of Net Assets Available for Benefits with an adjustment from fair value to contract value for fully benefit-responsive collective trusts. The valuation at year end is based on audited financial statements of the collective trusts.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table sets forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2008.

	Level 1	Level 2	Level 3	Total
Mutual Funds	$3,950,917	$—	$—	$3,950,917

Common Collective Trust Funds	—	2,808,247	—	2,808,247

RAI Common Stock Fund	—	113,436	—	113,436

Total investments at fair value	$3,950,917	$2,921,683	$—	$6,872,600

(8)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated February 27, 1992. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1165(a) of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualified status.

The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(9)	Plan Termination

Although it has not expressed any intent to do so, the RAI Employee Benefits Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.

(10)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31,	December 31,
	2008	2007
Net assets available for benefits per the financial statements	$7,165,308	$8,158,120
Adjustment to increase (decrease) contract value to fair value for fully benefit-responsive investment contracts	(36,713)	19,121

Net assets available for benefits per the Form 5500	$7,128,595	$8,177,241

The following is a reconciliation of investment income (loss) per the financial statements to the Form 5500:

	2008	2007
Total investment income (loss) per the financial statements	$(1,654,533)	$463,575
Adjustment to increase (decrease) contract value to fair value for fully benefit-responsive investment contracts	(36,713)	19,121
Reversal of prior year adjustment to decrease (increase) contract value to fair value for fully benefit-responsive investment contracts	(19,121)	26,792

Total investment income (loss) per the Form 5500	$(1,710,367)	$509,488

* * * * * * * * * * * *

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2008

		Description of Investment,
		Including Maturity Date,	Number of
Identity of Issue, Borrower,		Rate of Interest, Collateral,	Shares		Current
Lessor or Similar Party		Par or Maturity Value	or Units	Cost	Value

*	Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	105,184	**	$1,398,952
*	Vanguard LifeStrategy Growth Fund	Mutual Fund	30,486	**	487,776
*	Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	25,832	**	389,553
*	Vanguard Total International Stock Index Fund	Mutual Fund	29,154	**	314,570
*	Vanguard Total Stock Market Index Fund	Mutual Fund	62,388	**	1,360,066
*	Vanguard Retirement Savings Trust	Common/Collective Trust Fund	2,844,960	**	2,806,793
*	Vanguard Retirement Savings Trust Wrapper Contracts	Common/Collective Trust Fund	—	**	1,454
*	RAI Common Stock Fund	Company Stock Fund	4,528	**	113,436
	Participant Loans	Participant loans, 49 loans with interest rates ranging from 5.00% to 9.25% and maturity dates ranging from February 26, 2009 to December 1, 2013	—	—	255,995

	Total assets held for investment purposes				$7,128,595

*	Denotes a party-in-interest.

**	Cost information is not required for participant-directed investments and, therefore, is not included.
See Report of Independent Registered Public Accounting Firm.